EXHIBIT 10 (nn)


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                                                     June 18, 1999

Mr. Deno D. Papageorge
C/o The Bank of New York
32 Old Slip
New York, New York  10286

                  Re:          Consulting Agreement

Dear Deno:

                  This letter confirms the terms and conditions of your engagement as a consultant to assist The Bank of New York Company, Inc. ("BNY Co.") in tasks assigned pursuant to this agreement after your retirement from BNY Co. and The Bank of New York ("BNY") and your resignation as a director of BNY Co. effective July 16, 1999.

                 1. Services. You agree to render such services to BNY Co., its subsidiaries or affiliates as the Chairman of BNY Co. shall from time to time request (the "Services") and, in particular, relating to BNY Co.'s financial statements and strategic planning. In rendering Services hereunder you shall report to the Chairman of BNY Co.

                 2. Term. This agreement shall be effective immediately after you retire from BNY Co. and BNY on July 16, 1999 (the "Effective Date"). Subject to Section 8, it shall continue in effect through the first anniversary of the Effective Date and shall be extended automatically for additional one (1) year periods unless, no later than 90 days prior to each anniversary of the Effective Date, either party shall have given notice to the other that it does not wish to extend this Agreement.

                 3. Consulting Fee. Consultant shall be entitled to a fee for Services rendered in the amount of $200,000.00 (the "Consulting Fee"), for each year that the term of this Agreement remains in effect. The Consulting Fee shall be payable by BNY Co. in equal quarterly installments in arrears and shall cover Services rendered by you up to 40 days per each year during the term of this agreement. For each day in each year of the term of this agreement that you provide services in excess of 40 days, BNY Co. shall pay to you a per diem consulting fee of $5,000.00 (the "Per Diem Fee"). The Per Diem Fee shall be payable promptly after you submit your invoice to BNY Co. As hereinafter referred to, "Consulting Fee" shall include the Per Diem Fee.

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                        You shall be responsible for the payment of all
applicable taxes levied or based upon any portion of the Consulting Fee paid by BNY Co., including SECA and federal, state and local income taxes.

                        In addition, BNY Co. shall pay you a pro rata bonus for 1999 based on (i) the achievement of performance goals established for you under the 1994 Management Incentive Compensation Plan of The Bank of New York Company, Inc. and (ii) the number of full months elapsed in 1999 prior to your retirement.

                 4. Reimbursement for Expenses. BNY Co. shall reimburse you for all reasonable costs and expenses incurred by you in connection with the rendering of Services hereunder. You shall periodically submit invoices to BNY Co. for reimbursement of costs and expenses incurred.

                 5. Confidential Information. You shall hold all Confidential Information (as defined below) at all times in trust and confidence for BNY Co., its subsidiaries and affiliates from the time you acquire such Confidential Information. You shall not use any such Confidential Information for your own benefit or for the benefit of any other person and, except as authorized by BNY Co. or its designee in writing, you shall not disclose to any person or entity any such Confidential Information. Upon termination of this agreement, if requested by BNY Co. or its designee, you shall deliver to BNY Co. originals and copies of all reports, your notes and work papers, documents, correspondence, manuals, tapes and any and all other materials in your possession or under your control which may contain confidential information. As used herein, Confidential Information means any and all information of a confidential or otherwise non-public nature obtained by you from, or disclosed to you by, BNY Co. or any of its subsidiaries or affiliates or any of its or their directors, officers, employees, agents or representatives relating in any way to past, present of future business affairs, financial information, methods or processes of BNY Co. or any of its subsidiaries or affiliates. Your obligations under this Section 5 shall survive any termination or expiration of this agreement.

                 6. Non-Competition: Exclusivity. During the term of this agreement, you shall not, directly or indirectly, own, manage, operate, join, control or otherwise carry on, participate in the management, operation or control of, consult for, or be engaged in or concerned with any commercial bank, securities firm or other entity or person that is or is seeking to become competitive with BNY Co., its subsidiaries or affiliates. Notwithstanding the foregoing provisions of this Section, nothing shall prevent you from owning less than 5% of the outstanding shares of any entity actively traded on a recognized securities exchange or NASDAQ.

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                 7.     Independent Contractor.  You shall act hereunder as an
independent contractor, shall not be subject to any formal schedule of duties or hours, and shall in no event be deemed an employee of BNY Co., its subsidiaries or affiliates for purposes of employee benefits or otherwise, merely as a consequence of this agreement or your rendering of Services. This agreement and the rendering of Services shall not in any way affect your rights or benefits as a retired BNY employee, including without limitation any employee benefit (whether pension or otherwise) earned or accrued as a BNY employee prior to the Effective Date and any fees earned as a member of the Board of Directors of BNY Co.

                 8. Termination. Upon written notice to you, BNY Co. may at any time terminate this agreement with or without Cause (defined below). If BNY Co. terminates this agreement without Cause, it shall be obligated to pay you any unpaid portion of the annual Consulting Fee when otherwise due. If BNY Co. terminates this agreement with Cause, it shall only be obligated to pay you that portion of the annual Consulting Fee that has accrued through the last day you render Services.

                        Upon written notice to BNY Co., you may at any time terminate this agreement, in which case BNY Co. shall only be obligated to pay you that portion of the annual Consulting Fee that has accrued through the last day you render Services.

                        In the event of your death or Disability (defined below), this agreement shall terminate and BNY Co. shall have no further obligation to pay any party, including your estate, any unpaid portion of the Consulting Fee and your estate shall have no obligation to reimburse BNY Co. for any portion of the Consulting Fee which has been paid to you.

                        As used herein, Cause means you have (i) materially breached this agreement, (ii) failed, after being provided with notice and reasonable opportunity to cure, to render any Services required under this agreement, (iii) breached any of your fiduciary duties to BNY Co., its subsidiaries or affiliates, or (iv) been convicted of any felony.

                        As used herein, Disability shall mean your inability due to a physical or mental disability, for a period of 90 days, regardless of whether consecutive, during any 360 day period to perform the services contemplated under this agreement. A determination of Disability shall be made by a physician satisfactory to both you and BNY Co., provided that if you and BNY Co. do not agree on a physician, you and BNY Co. shall each select a physician and these two physicians together shall select a third physician, whose determination as to Disability shall be binding on you and BNY Co.

                 9. Complete Agreement: Modification. This agreement contains the entire agreement of the parties with respect to the subject matter hereof. It may not be amended expect in writing signed by both parties.

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In case any one or more of the provisions contained herein shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions herein, and this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained herein shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

                 10. Binding Nature: Assignment. This agreement shall be binding on and inure to the benefit of the parties hereto and may not be assigned by either party. Notwithstanding the foregoing, BNY Co. may assign this agreement to any entity controlled by, or under common control with, it without your consent.

                 11. Limitation of Liability. Except as otherwise expressly provided herein, you assume no responsibility under this agreement other than to render the Services called for hereunder in good faith and shall not be liable to BNY Co. except for your acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of your duties.

                 12. Applicable Law. You will comply with all applicable laws in rendering Services under this agreement. This agreement shall be governed by and construed in accordance with the substantive laws, and not the choice of law rules, of the State of New York.

                        If the foregoing reflects our understanding, please sign and return the duplicate copy of this letter to the undersigned.


Very truly yours,

THE BANK OF NEW YORK                       ACCEPTED AND AGREED:
COMPANY, INC.


By: \s\ Thomas A. Renyi                    \s\ Deno D. Papageorge
    -------------------                    -----------------------
    Thomas A. Renyi                        Deno D. Papageorge
    Chairman and
    Chief Executive Officer